Exhibit 99.1

Contacts:
Cris Larson	Danielle Bertrand
PDL BioPharma, Inc.	WeissComm Partners
775-832-8505	415-946-1056
Cris.Larson@pdl.com	dbertrand@wcpglobal.com

PDL BioPharma Announces Third Quarter 2009 Financial Results

– Conference Call Today at 8:30 a.m. Eastern Time –

INCLINE VILLAGE, NV, October 28, 2009 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today reported financial results for the third quarter ended September 30, 2009.

Total revenues from continuing operations for the third quarter of 2009 were $71.4 million, a 4 percent increase from $68.8 million for the same period in 2008. Royalty revenues are based on second quarter product sales by PDL’s licensees and include $1.6 million for Synagis®, which is marketed by MedImmune. When compared with 2008, royalty revenue for foreign sourced sales was negatively impacted by changes in foreign exchange rates; approximately 50 percent of underlying product sales is in currencies other than U.S. dollars.

Total general and administrative expenses from continuing operations in the third quarter of 2009 were $5.3 million compared with $12.0 million in the third quarter of 2008. The decrease was primarily driven by the Company’s reduced cost structure. Significant expense items for the third quarter of 2009 were legal fees of $3.0 million, compensation and benefits of $0.8 million, professional service fees and insurance of $0.7 million and non-cash stock compensation costs of $0.2 million.

Net income for the third quarter of 2009 was $46.4 million, or $0.29 per diluted share, compared with a net income of $55.7 million in the same period of 2008, or $0.38 per diluted share. The decrease in net income per share despite an increase in income from operations is due to increased income tax expense. In the current year, the Company is accruing tax at the federal statutory rate of 35% whereas in the prior year taxes were accrued at the federal and state alternative minimum tax rates.

Net cash provided by operating activities was $132.8 million for the first nine months of 2009 as compared with net cash provided by operating activities of $91.8 million for the same period of 2008. At September 30, 2009, PDL had cash, cash equivalents, short-term investments and restricted cash of $222.4 million, compared with $147.5 million at December 31, 2008. The dividend paid on October 1, 2009 of $59.7 million reduces the September 30, 2009 cash balance.

2009 Dividends

In 2009, PDL has paid two dividends of $0.50 per share to its stockholders. The first dividend, totaling $59.7 million, was paid on April 1, 2009 to all stockholders who owned shares of PDL on March 16, 2009. The second dividend, totaling $59.7 million, was paid on October 1, 2009 to all stockholders who owned shares of PDL on September 17, 2009.

2009 Financial Guidance

PDL is revising its 2009 revenue guidance to $310 to $320 million. The revised guidance includes MedImmune royalties. The Company’s previous guidance of $310 to $325 million did not include MedImmune royalties due to ongoing legal disputes. The Company is changing its guidance due to less than anticipated product sales growth in Avastin, Herceptin and Tysabri. Also, anticipated royalties from sales of Avastin previously included ex-US manufacturing and sale of this product at a 3% royalty rate which did not occur. Market withdrawal of Raptiva earlier in 2009 also impacted results.

PDL reaffirms its previous general and administrative expense guidance for 2009 to a range from $20 to $22 million, of which approximately 50 percent is related to legal expense, patent defense and other professional service fees. Net income after taxes for 2009 is projected in the range of $187 to $195 million and cash generated in 2009 is expected to be in the range of $258 to $268 million.

Conference Call Details

To access the live conference call via phone, please dial (866) 804-6928 from the United States and Canada or (857) 350-1674 internationally. The conference ID is 28992227. Please dial in approximately ten minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through November 3, 2009 and may be accessed by dialing (888) 286-8010 from the United States and Canada or (617) 801-6888 internationally. The replay passcode is 78436903.

A brief explanatory presentation, which will be discussed during the call, can be downloaded beginning at 8:15 a.m. Eastern Time on Wednesday, October 28 at: http://66.215.142.25/Investor Presentation.pdf.

To access the live and subsequently archived webcast of the conference call, go to the company’s website at http://www.pdl.com and click “Investors.” Please connect to the web site at least 15 minutes prior to the call to allow for any software download that may be necessary.

About PDL BioPharma, Inc.

PDL BioPharma pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. PDL is focused on maximizing the value of its antibody humanization patents and related assets. The company receives royalties on sales of a number of humanized antibody products marketed today and also may receive royalty payments on additional humanized antibody products launched before patent expiry in late 2014. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements

This press release contains forward-looking statements, including regarding PDL’s expectations with respect to its 2009 royalty revenues, expenses, net income and cash provided by operating activities.

Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements.

Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

•	The expected rate of growth in royalty-bearing product sales by PDL’s existing licensees;

•	The relative mix of royalty-bearing products manufactured and sold outside the U.S. versus manufactured or sold in the U.S.;

•	The ability of our licensees to receive regulatory approvals to market and launch new royalty-bearing products and whether such products, if launched, will be commercially successful;

•	Changes in any of the other assumptions on which PDL’s projected royalty revenues are based;

•	The outcome of pending litigation or disputes; and

•	The failure of licensees to comply with existing license agreements, including any failure to pay royalties due.

Other factors that may cause PDL’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in PDL’s filings with the SEC, including the “Risk Factors” sections of its annual and quarterly reports filed with the SEC. Copies of PDL’s filings with the SEC may be obtained at the “Investors” section of PDL’s website at www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

-Financial statements below-

PDL BIOPHARMA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenues	$71,446	$68,817	$259,932	$225,537
General and administrative expenses	5,255	11,999	15,538	35,633

Operating income	66,191	56,818	244,394	189,904
Gain from repurchase of convertible notes	323	—	1,518	—
Interest and other income, net	214	3,209	860	12,540
Interest expense	(3,105)	(3,555)	(10,036)	(10,665)

Income from continuing operations before income taxes	63,623	56,472	236,736	191,779
Income tax expense	17,217	6,161	75,636	8,869

Income from continuing operations	46,406	50,311	161,100	182,910
Income (loss) from discontinued operations, net of income taxes (1)	—	5,380	—	(155,162)

Net income	$46,406	$55,691	$161,100	$27,748

Income (loss) per basic share
Continuing operations	$0.39	$0.42	$1.35	$1.54
Discontinued operations	—	0.05	—	(1.31)

Net income per basic share	$0.39	$0.47	$1.35	$0.23

Income (loss) per diluted share
Continuing operations	$0.29	$0.34	$0.97	$1.25
Discontinued operations	—	0.04	—	(1.02)

Net income per diluted share	$0.29	$0.38	$0.97	$0.23

Cash dividends declared per common share	$—	$—	$1.00	$—

Shares used to compute income (loss) per basic share	119,411	119,267	119,366	118,540

Shares used to compute income (loss) per diluted share	168,576	152,812	172,248	152,302

(1)	The financial results associated with both PDL’s former commercial operations which were sold in March 2008 and PDL’s former biotechnology operations which were spun off in December 2008 have been presented as discontinued operations for the three and nine months ended September 30, 2008. There were no discontinued operations for the three and nine months ended September 30, 2009.

PDL BIOPHARMA, INC.

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

(unaudited)

	September 30,	December 31,
	2009	2008
Cash, cash equivalents, short-term investments and restricted cash	$222,418	$147,527
Total assets	$264,451	$191,142
Total stockholders’ deficit	$(242,392)	$(352,569)

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW DATA

(in thousands)

(unaudited)

	Nine Months Ended
	September 30,
	2009	2008
Net income	$161,100	$27,748
Adjustments to reconcile net income to net cash provided by operating activities	(4,474)	49,014
Changes in assets and liabilities	(23,822)	15,084

Net cash provided by operating activities	$132,804	$91,846